Table of Contents

Banco Bradesco S.A.
Exhibit 7.1

	December 31,

	2001		2002		2003
	Preferred	Common	Preferred	Common	Preferred	Common

Dividend per share

Actual dividends declared (in millions of reais)	R$ 438	R$ 410	R$ 492	R$ 455	R$ 701	R$ 646

Weigthed average number of
shares outstanding	70,580,416	72,667,793	70,982,956	72,446,557	75,860,162	76,960,037

Dividend per share	R$ 6.21	R$ 5.65	R$ 6.93	R$ 6.28	R$ 9.24	R$ 8.39